Exhibit 10.1

HELICOS BIOSCIENCES CORPORATION

CORPORATE OFFICER SEVERANCE PLAN

Helicos BioSciences Corporation (the “Company”) sets forth herein the terms of its Corporate Officer Severance Plan (the “Plan”) as follows:

SECTION 1.  PURPOSE

The purpose of this Plan is to provide severance benefits to officers of the Company in the event of involuntary termination of employment.  This document constitutes the official plan document of the Plan, an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 2.  DEFINITIONS

(a)                                  “Accrued Obligations” means, with respect to an Employee, the sum of (i) the Employee’s earned compensation through the Date of Termination to the extent not theretofore paid, and (ii) any accrued vacation pay to the extent not theretofore paid.

(b)                                 “Base Pay” means the Employee’s annual base salary prior to any pre-tax deductions, but shall not include bonus payments, 401(k) matching contributions or any other payments not specifically provided for under the Plan.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” means any of the following:

(i)                                    the substantial and continuing failure or refusal of the Employee, after written notice thereof, to reasonably attempt to perform his or her job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness) which failure or refusal is committed in bad faith and is not in the best interest of the Company;

(ii)                                  gross negligence, willful misconduct or material breach of fiduciary duty to the Company;

(iii)                               the willful commission of an act of embezzlement, misappropriation or fraud;

(iv)                              deliberate and willful disregard of the written rules or policies of the Company which results in a material and substantial loss, damage or injury to the Company;

(v)                                 the unauthorized, deliberate and willful disclosure of any material confidential, proprietary and/or trade secret information of the Company or its customers which disclosure is committed in bad faith  and is not in the best interest of the Company;

(vi)                              the willful and deliberate commission of an act which induces any customer, supplier, employee or consultant to adversely and substantially amend or terminate their relationship with the Company which act is committed in bad faith and is not in the best interest of the Company; or

(vii)                           the conviction of, or plea of nolo contendere by the Employee, to a crime involving  a felony of moral turpitude.

(e)                                  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)                                     any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)                               persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)                               the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(iv)                              the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

(f)                                    “Code” means Internal Revenue Code of 1986, as amended.

(g)                                 “Committee” means the Compensation Committee of the Board.

(h)                                 “Date of Termination” means, with respect to an Employee, the effective date of termination of the Employee’s employment with the Company.

(i)                                     “Employee” means an officer of the Company at the Vice-President level or above who receives a Notification Letter (as defined below) from the Company as approved by the Committee.

(j)                                     “Severance Period” means the number of weeks described in the Employee’s notification letter in the form set forth on Schedule A (the “Notification Letter”) for which benefits are provided pursuant to Section 3(a).

SECTION 3.  SEVERANCE BENEFITS

(a)                                  If the Company terminates an Employee’s employment involuntarily prior to a Change in Control, and such involuntary termination is not for Cause or by reason of death or disability, the Company shall pay to the Employee the following amounts:

(i)                                     the Accrued Obligations in a lump sum in cash within ten business days of the Date of Termination;

(ii)                                  the severance benefits provided in the Employee’s individual Notification Letter (the “Severance Benefits”); provided however, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule B, and the revocation period for such Waiver and Release has passed;

(iii)                               the continuation of health and dental benefits to the Employee and/or the Employee’s family at the active employee premium rate during the Severance Period.  The continuation coverage under this subsection shall count towards the obligation of the Company to provide COBRA continuation coverage; and

(iv)                              outplacement services as described in the Employee’s individual Notification Letter (the “Outplacement Services”).

(b)                                 The Company shall pay the severance benefits in a lump sum in cash within ten business days after the revocation period for such Waiver and Release has passed.  All severance benefits provided to an Employee pursuant to Section 3(a) shall be reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law.

(c)                                  If an Employee’s employment is terminated for Cause or the Employee dies, becomes disabled or voluntarily terminates employment for any reason, the Employee shall only be entitled to his Accrued Obligation.

SECTION 4.  WITHHOLDING

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 5.  ADMINISTRATION

The Plan shall be administered by either the Committee or the person(s) appointed by the Board from time to time to administer the Plan (in either case, the “Administrator”).  The Administrator shall have the full power, authority and discretion to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan.  All decisions and interpretations of the Administrator shall be binding on all persons.

SECTION 6.  GOVERNING LAW

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

SECTION 7.  SEVERABILITY

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 8.  DISCLAIMER OF RIGHTS

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any related entities, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any related entities.  The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein.  The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 9.  CLAIMS PROCEDURES.

(a)                                  If an Employee asserts a right to a benefit under the Plan which has not been received, the Employee must file a claim for such benefit with the Administrator.  The Administrator shall render its decision on the claim within 90 days after its receipt of the claim.

If special circumstances apply, the 90-day period may be extended by an additional 90 days, provided that written notice of the extension is provided to the Employee during the applicable period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim.

(b)                                 If the Administrator wholly or partially denies the claim, the Administrator shall provide written notice to the Employee within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)                                     the specific reasons for the denial of the claim;

(ii)                                  specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)                               a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures; and

(v)                                 a statement of the Employee’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Administrator and the Administrator fully or partially denies the claim.

(c)                                  An Employee whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Administrator may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Administrator.  In connection with such appeal and upon request by the Employee, an Employee may review (or receive free copies of) all documents, records or other information relevant to the Employee’s claim for benefit, all in accordance with such procedures as the Administrator may establish.  If an Employee fails to file an appeal within such period, he shall have no further right to appeal.

(d)                                 A decision on the appeal by the Administrator shall include a review by the Administrator that takes into account all comments, documents, records and other information submitted by the Employee relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.  The Administrator shall render its decision on the appeal not later than 60 days after the receipt by the Administrator of the appeal.  If special circumstances apply, the 60-day period may be extended by an additional 60 days, provided that written notice of the extension is provided to the Employee during the initial period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim on appeal.

If the Administrator wholly or partly denies the claim on appeal, the Administrator shall provide written notice to the Employee within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)                                     the specific reasons for the denial of the claim;

(ii)                                  specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)                               a statement of the Employee’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Employee’s claim for benefits; and

(iv)                              a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA.

The claims procedures described above shall be administered in accordance with Section 503 of ERISA and regulations promulgated thereunder.  Any written notice required to be given to the Employee may, at the option of the Administrator and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

SECTION 10.  PLAN AMENDMENTS AND TERMINATION

(a)                                  The Company reserves the right to make from time to time any amendment or amendments to this Plan.  The Company further reserves the right to terminate the Plan at any time.

(b)                                 Any action by the Company under this Plan may be made by resolution of the Board of Directors of the Company, or by any person or persons duly authorized by the Board of Directors of the Company to take such action.

(c)                                  Any Employee who is terminated after an amendment or termination shall have the right to receive only such benefits, if any, as are provided after such amendment or termination.

SECTION 11.  CAPTIONS

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 12.  NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 13.  SECTION 409A

It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

*  *  *  *  *

This Plan was duly adopted and approved by the Committee on the 11th day of December 2008.

Schedule A

Form of Notification Letter

Dear [Employee],

We are pleased to present to you the individual benefits under and subject to the terms and conditions of Helicos BioSciences Corporation’s Corporate Officer Severance Plan dated as of December 11, 2008 (the “Plan”).  Capitalized terms not otherwise defined in this Notification Letter shall have the meanings ascribed to them in the Plan.  In accordance with the Plan:

Your Severance Period is [                ] weeks.

Your Severance Benefits shall be your Base Pay for the number of weeks of your Severance Period.

Your Outplacement Services shall be [                          ].

Sincerely,

[Company Representative]

Schedule B

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of                       , 200_ (the “Effective Date”), by                            (the “Employee”) in consideration of the severance payments provided to the Employee by Helicos BioSciences Corporation(the “Company”) pursuant to the Helicos BioSciences Corporation Corporate Officer Severance Plan (the “Severance Payment”).

1.                                       Waiver and Release.  The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law.  He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.

The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.                                       Acknowledgments.  The Employee is signing this Waiver and Release Agreement knowingly and voluntarily.  He or she acknowledges that:

(a)                                  He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)                                 He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)                                  He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)                                 He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)                                  He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)                                    He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)                                 No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.                                       No Admission of Liability.  This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.

4.                                       Entire Agreement.  There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5.                                       Execution.  It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.

6.                                       Severability.  If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.                                       Governing Law.  This Waiver and Release Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

8.                                       Headings.  Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EMPLOYEE: